Exhibit 4.2




The following amendment to the Ford Motor Company Tax Efficient Savings Plan for Hourly Employees (the "Plan") was adopted on February 12, 2002:

o Effective April 1, 2002, the Morgan Stanley Institutional Mid Cap Growth Fund was removed as an investment option and the Invesco Dynamics Fund was added as an investment option.